                        MCKINLEY CAPITAL MANAGEMENT, INC.
                           CODE OF CONDUCT AND ETHICS


STATE OF GENERAL PRINCIPAL:

The duty at all times is to place the interests of the client first.

All personal securities transactions shall be conducted consistent with the Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or abuse of an individual's position of trust and responsibility; and the fundamental standard that investment company personnel should not take inappropriate advantage of their positions.


Code of Conduct & Ethics - Page 1

CODE OF ETHICS:

The Code of Ethics regulates the personal securities trading of McKinley's officers, directors, control persons and employees; all such persons who have access to information concerning securities transactions and recommendations. These codes are intended to minimize actual and potential conflicts and prevent improper behavior. They are designed to ensure that employees with access to information about a funds' investment intentions conduct their personnel transactions in a way that is not detrimental to the funds and does not take improper advantage of their inside position.

1. All accounts for any employee or family account must have all trades pre-approved and provide a copy of the monthly statement to the Compliance Department.

2. All new employees will be informed of the code and its requirements and the essential part it plays in their continued employment. Existing employees will periodically be reminded of the code and of their obligations thereafter.

3. All managed house or family accounts will be traded in the normal batch trade process or next day if the security is not "batch" traded. A non-managed house or family account may buy or sell a security for their account so long as trade in question is handled with the guidelines as outlined in the Personal Trading Policy. Family accounts shall not "front run" under any circumstances. Family transactions made to reduce margin balances or in index options are not considered to conflict with client account objectives. Family accounts are not authorized to trade options on stocks contained in or contemplated to be in any client account.

     Family accounts are considered to be employee accounts, employee relations such as immediate family and associated brokers with McKinley Capital.

     Personal trading will be monitored.


Code of Conduct & Ethics - Page 2

CODE OF CONDUCT:

No person subject to the Code of Conduct should cause any of the clients accounts managed by McKinley Capital to purchase, sell or retain any securities to obtain any form of personal gain.

No person subject to the Code of Conduct should, own, operate, manage or otherwise engage in or be employed by any outside business activity without the prior written approval of the Compliance Officer.

All persons subject to the Code of Conduct should file with the Compliance Officer a written acknowledgment of receipt of the Code of Conduct and agree to abide by its provisions.

No person subject to the Code of Conduct should accept any gift with a total value in excess of $100.00 from any broker, broker/dealer or others who transact business with the investment advisor or any of its' affiliated companies. The receipt of or offer to pay for any such benefits should be reported to the Compliance Officer.

The transmission of information concerning securities transactions for the firms' managed accounts should be limited to other associated persons and broker/dealers in the ordinary course of business, and no information regarding particular securities should be transmitted, distributed or communicated to anyone who is not associated with McKinley Capital, to include the dissemination of in-house proprietary company research.

No person subject to the Code of Conduct should transmit any nonpublic information about a company or use any such information to purchase or sell securities for such persons' own account or the account of clients until such information has been made public.

Compliance with McKinley's Code of Ethics and Conduct is mandatory and any violation may be cause for termination of employment.

Dated:
       ----------------------

I acknowledge that I have received a copy of McKinley's Code of Ethics and Conduct and will abide by same.


------------------------------
Signature

------------------------------
Typed Name


Code of Conduct & Ethics - Page 3

                   RESTATED RULES OF CONDUCT FOR EMPLOYEES OF
                        MCKINLEY CAPITAL MANAGEMENT, INC.

         During the full term of employment with McKinley Capital Management, Inc. (McKinley Capital) each Employee agrees as follows:

     1. At all times, the duty of the Employee is to place the best interests of the Client first.

     2. Employee will give full time and attention and apply Employee's best endeavors and the utmost of Employee's abilities, skill and talent for the best interests of McKinley Capital.

     3. Employee will not engage in or become interested in any other business, or entity, calling or enterprise, which is or may be contrary to, or in competition with, the interests, welfare or benefit of McKinley Capital.

     4. Employee is not now under any prior contractual or other obligation whatsoever to any third party or former employer, which renders employment by McKinley Capital inconsistent with the limits imposed by any prior paid contractual or other obligation. Employee will hold McKinley Capital harmless from any and all claims, cost, damage, loss or expense pertaining to any and all prior contractual or other obligations.

     5. Employee is of good moral character, is bondable, and, if necessary, will supply any information to a bonding company for a fidelity bond for the benefit of McKinley Capital.

     6. Employee will not, directly or indirectly, disclose or make available to anyone not employed or affiliated with McKinley Capital or use outside of McKinley Capital's organization during or after employment, any trade secrets or confidential information, except: (a) with the prior written consent of McKinley Capital; (b) to the extent necessary for Employee to perform his/her duties; or,
(c) to any person or entity employed by or affiliated with McKinley Capital. The term "trade secrets and confidential information" means all forms and types of financial, business, technical, or economic information, including without limitation methods of stock selection process, weekly quant runs, portfolio construction methods, and risk management process, whether tangible or intangible, and whether or how stored, compiled, or memorialized, if the information derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable through proper means by, the public.

     7. Employee shall perform all duties in a manner consistent with the oral or written instructions of McKinley Capital, the provisions of the Investment Advisers Act of 1940 (the "Advisers Act"), and in accordance with all laws and regulations applicable either to McKinley Capital or the Employee. Employee (a) is not subject to a Securities and Exchange Commission ("SEC") order issued under Section 203(f) of the Advisers Act, (b) has not been convicted within the previous ten years of any felony or misdemeanor involving conduct described in
Section 203(e)(2)(A) through (D) of the Advisers Act, (c) has not been found by the SEC to have engaged and has not been convicted of engaging in any of the conduct specified in paragraphs (1), (4) or (5) of Section 203(e) of the Advisers Act, and (d) is not subject to an order, judgment or decree described in Section 203(e)(3) of the Advisers Act. Employee shall immediately notify McKinley Capital in writing if any of the representations and warranties contained in this statement become false.

     8. All documentation of any sort provided by McKinley Capital to Employee or created by Employee in the course of employment with McKinley Capital shall be and remain the sole property of McKinley Capital. At the expiration of employment for any reason whatsoever, Employee shall surrender and deliver to McKinley Capital all documents, computer discs, information systems, software, manuals, correspondence and any other data, of any type whatsoever, emanating from Employee, McKinley Capital, or any of its agents, servants, employees, suppliers and existing or potential customers, that were created by or came into Employee's possession, by any means whatsoever, during the course of employment. Employee further agrees not to copy or duplicate such information at any time for any purpose whatsoever.

     9. Employee shall not, for a period of one (1) year after termination of employment with McKinley Capital for any reason whatsoever, directly or indirectly, by any means or device, for him/her self or on behalf of or in conjunction with any person, partnership, or corporation, do any one or more of the following:

     a. Enter into or engage in any direct or indirect competition with the business of McKinley Capital, or participate as an individual, partner, employee, officer, director, consultant, or stockholder in any business competing with McKinley Capital Management, Inc. with a primary place of business in the State of Alaska. Further, Employee will not seek employment with or work for Navellier & Associates or Insight Capital, their successors or assigns.

     b. Communicate directly or indirectly with, or in any manner induce, entice, hire or attempt to hire or employ, contact or solicit any employee, client, or customer of McKinley Capital. Specifically, Employee shall not, individually or through any subsequent employer or agent, issue or cause to have issued in any form, orally, in writing or any other media or communication a "tombstone" announcement giving notice of Employee's new place of employment.

     c. Solicit any trade relating to the sale or management of investment accounts, for or on behalf of any customer of McKinley Capital who was represented by McKinley Capital or to whom services were offered by McKinley Capital at any time during the term of employment.

     d. Sell, offer to sell, participate in or advise about a sale of services similar to those offered by McKinley Capital to any account which Employee learned about from information furnished by McKinley Capital or a former employee of McKinley Capital.

     e. Divert, take away or attempt to take away, any account of McKinley Capital that Employee serviced, visited, sold or otherwise solicited or learned of while in the employ of McKinley Capital.

     f. Utilize or copy any quantitative models, software systems, electronic data or information, client records, client lists or any information pertaining to McKinley Capital's business; deleting same if contained on Employee's personal computer system.

     If Employee violates one or more of the foregoing covenants, then the term of such covenant(s) shall be automatically extended for a period of twelve (12) months from the date on which Employee permanently ceases such violation or for a period of twelve months from date of entry by a court of competent jurisdiction of a final order or judgment based on and/or enforcing the covenant, whichever date is later.

     10. Employee shall not accept any gift with a total value in excess of $100.00 per year from any broker/dealer or others who transact business with McKinley Capital or any of its affiliated companies. The receipt of or offer to pay for any such benefits shall be reported immediately to McKinley Capital's Compliance Officer.

     11. Employee will not transmit any nonpublic information about a company or use any such information to purchase or sell securities for such person's own account or the account of any client until such information has been made public.

     12. All personal securities transactions of Employee shall be conducted consistent with the Personal Trading Policy and in such a manner as to avoid any actual or potential conflict of interest or abuse of an individual's position of trust and responsibility; and the fundamental standard that investment company personnel should not take inappropriate advantage of their positions.

     13. At the time of any solicitation activities the Employee shall provide the potential client with a complete copy of Part II of the Company's Form ADV (the "Brochure") and shall keep a log of the person to whom the Brochure is delivered and the date of such delivery. This log will be delivered monthly to the Chief Compliance Officer of McKinley Capital.

     14. Employee shall not violate any law on company premises, or participate in an act of theft or dishonesty.

     15. Employee shall not provide an interview or speak with the public or private media of any kind, without authorization from McKinley Capital's compliance officer.

     16. If Employee participates in any incentive or non qualified stock option plan, the Employee shall keep strictly confidential, any and all terms of the Employee's participation and/or details of the plan. Employee specifically agrees not to discuss Employee's participation in any such plan with any other employee.

     17. Employee represents and warrants that he/she has not been solicited within the past twelve (12) months by any Third-Party for the purpose of employment that has not been disclosed to a member of the board of directors of McKinley Capital.

     18. Employee is not now seeking or considering employment separate and apart from McKinley Capital Management, Inc.

     NOTHING IN THE RESTATED RULES OF CONDUCT FOR EMPLOYEES OF MCKINLEY CAPITAL MANAGEMENT, INC. CONFERS UPON EMPLOYEE ANY RIGHT TO CONTINUE IN THE EMPLOY OF MCKINLEY CAPITAL (OR ANY AFFILIATE), ALL SUCH EMPLOYMENT BEING "AT-WILL" AND OTHERWISE GOVERNED BY EMPLOYEE'S AGREEMENT WITH MCKINLEY CAPITAL REGARDING SUCH.

                           ACKNOWLEDGMENT OF EMPLOYEE

     I have read and understand the Restated Rules of Conduct for Employees of McKinley Capital Management, Inc. I certify that I presently comply and will continue to comply with the Restated Rules of Conduct. I understand that any violation of the Restated Rules of Conduct may lead to sanctions, including the termination of my employment. Any and all restrictions against competition set forth herein are considered to be reasonable for the purposes of protecting the business acquired and operated by McKinley Capital.

     DATED at Anchorage, Alaska this ____ day of __________________, 19___.



                                               -------------------------------
                                               Employee

Witness:


--------------------------------
McKinley Capital Management, Inc.